FIELDPOINT PETROLEUM REPORTS SECOND QUARTER RESULTS

AUSTIN, TX – (BUSINESS WIRE) – August 15, 2011 - FieldPoint Petroleum Corporation (NYSE/AMEX:FPP) announced today its second quarter financial results for the three and six months ended June 30, 2011.

Ray Reaves, President and CEO of FieldPoint stated, “During this past quarter, our oil and natural gas revenue increased 9% over the same period last year primarily as a result of much higher oil prices.  Net income and earnings per share met our goals for this quarter and we believe that we will meet our objectives for the year, with a strong emphasis on increasing oil production.  As previously stated, we plan to drill two oil and gas wells in Lea County, New Mexico that will focus on oil production.  If successful, and if oil prices remain stable, this could have a very positive impact on future results.  We will continue to explore new oil and gas acquisition opportunities in the form of oil and gas production and/or oil and gas drilling acreage.”

Financial Highlights for the Three Months Ended June 30, 2011 Compared to the Three Months Ended June 30, 2010:

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Total revenues increased 8% to $1,916,749 from $1,769,673;

•

Net Income increased to $410,929 from $394,366; and

•

Earnings per share, both basic and fully diluted, at $0.05.

Mr. Reaves added, “I am very thankful that we have been able to reach the midway point of this fiscal year with an overall gain in revenues.  Among other things, the extremely harsh winter months, followed by drought and brush fires, have reduced production and added to expenses.  Had we not been fortunate to benefit from higher oil prices, our performance would not be this good.  This vulnerability to commodity price fluctuation has led us to enter into an oil and gas hedging program that we believe will provide us with protection against extreme drops while still allowing us to benefit from price increases.  As in the past, we will continue to focus on expanding our production base, which is ultimately how our shareholder value will grow.”

The increase in total revenue for this reporting period is attributed to higher oil prices, which averaged approximately $98.37 per barrel in the second quarter of 2011 as compared to $74.92 per barrel in the same period last year.  Natural gas prices averaged $5.04 per MCF in this quarter as compared to $6.73 per MCF in the same quarter of 2010.  Sales volumes decreased by 13% on a BOE basis, primarily due to natural decline and downtime on wells waiting on repair.

Lease operating expenses increased 18% or $100,898 to $649,139 for the three-month period ended June 30, 2011 from the comparable 2010 period.  This was primarily due to increases in workover expense and remedial repairs in 2011 as compared to 2010.  Lifting costs per BOE increased 37% or $7.71 to $28.73 for the period.  We anticipate lease operating expenses to continue at a higher level over the following quarters due to additional remedial repairs and workover expenses.

Depletion and depreciation decreased 9% or $26,000 to $248,000 for the three-month period ended June 30, 2011 versus $274,000 in the 2010 comparable period.  This was primarily due to lower production during the quarter ended June 30, 2011 as compared to the same period in 2010.

General and administrative overhead cost decreased 14% or $35,815 to $213,279 for the three-month period ended June 30, 2011 from the three-month period ended June 30, 2010.  This was primarily attributable to a decrease in legal, consulting and administration services during the 2011 period.  The

Company anticipates general and administrative expenses to return to previous levels in the coming quarters.

Other expenses, net for the quarter ended June 30, 2011, were $145,402 compared to $58,972 for 2010.  The net increase was primarily due to a $68,000 unrealized loss on commodity derivatives and a $10,670 loss on the sale of oil and natural gas properties during the 2011 period.

Financial Highlights for the Six Months Ended June 30, 2011 Compared to the Six Months Ended June 30, 2010:

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Total revenues increased 1% to $3,644,360 from $3,606,368;

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Net Income decreased to $788,196 from $873,067; and

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Earnings per share, both basic and fully diluted, decreased to $0.10 from $0.11.

Total revenues increased 1% for the six-month period ended June 30, 2011 from the comparable 2010 period.  This was due primarily to an increase in oil commodity pricing.  The higher commodity prices accounted for an increase of approximately $646,000 in revenue but were offset by approximately $602,000 as a result of lower sales volume.  Average oil sales prices increased 28% to $96.58 for the six-month period ended June 30, 2011 compared to $75.59 for the six-month period ended June 30, 2010.  Average natural gas sales prices decreased 19% to $5.28 for the six-month period ended June 30, 2011 compared to $6.49 for the six-month period ended June 30, 2010.

Lease operating expenses increased 16% or $171,091 to $1,219,827 for the six-month period ended June 30, 2011 from the comparable 2010 period.  This was primarily due to the increase in additional repairs and workover expenses on properties in 2011.  Lifting cost per BOE increased 43%, from $19.68 to $28.23 for the period.  We anticipate lease operating expense to remain elevated over the following quarters due to additional remedial repairs and workover expenses.

Depletion and depreciation expense decreased 13% to $491,000, compared to $565,000 for the comparable 2010 period.  This was primarily due to lower production during the 2011 period.

General and administrative overhead cost decreased 3% or $16,390 to $464,924 for the six-month period ended June 30, 2011 from the six-month period ended June 30, 2010.  This was attributable primarily to a decrease in administrative services such as contract labor and administrative services.  In the coming quarters we anticipate general and administrative expenses to increase.

Other expenses, net for the six months ended June 30, 2011, amounted to $204,413 compared to other expenses, net of $121,251 for the comparable 2010 period.  The net increase was primarily due to a $68,000 unrealized loss on commodity derivatives and a $10,670 loss on the sale of oil and natural gas properties during the 2011 period.

Liquidity and Capital Resources

Cash flow provided by operating activities was $1,754,054 for the six-month period ended June 30, 2011, as compared to $1,904,713 of cash flow provided by operating activities in the comparable 2010 period.  The decrease in cash from operating activities was primarily due to a decrease in net income and changes in prepaid expenses and other assets.

Cash flow used in investing activities was $169,042 for the six-month period ended June 30, 2011 and $376,468 used in the comparable period due to the additions to oil and natural gas properties in each period.

Cash flow used in financing activities was used to repurchase 80,000 shares of common stock for a total of $323,373 during the six-month period ended June 30, 2011.  Cash flow used in financing activities for the period ending June 30, 2010 was used to repurchase 200,000 shares of common stock for a total of $514,071.

We may continue to raise financing through draws from our line of credit.  Effective June 15, 2011, the borrowing base under our line of credit with Citibank, N.A. was decreased to $9.25 million from $10.5 million.  We anticipate our operating cash flow and other capital resources, including our Citibank revolving credit facility, if needed, will adequately fund planned capital expenditures and other capital uses over the near term.  Based on industry outlook for the remainder of 2011, prices for oil and natural gas could remain higher than the prior year.

About FieldPoint Petroleum Corp. www.fppcorp.com

FieldPoint Petroleum Corporation is engaged in oil and natural gas exploration, production and acquisition, primarily in Louisiana, New Mexico, Oklahoma, Texas and Wyoming.

This press release may contain projection and other forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Act of 1934, as amended.  Any such projections or statement reflect the Company’s current views with respect to future events and financial performance.  No assurances can be given, however, that these events will occur or that such projections will be achieved and that actual results could differ materially from those projected.  A discussion of important factors that could cause actual results to differ from those projected, such as decreases in oil and natural gas prices and unexpected decreases in oil and natural gas production, is included in the Company’s periodic reports filed with the Securities and Exchange Commission (at www.sec.gov).  Contact: Ray D. Reaves, President (512)250-8692 or fppc@ix.netcom.com

SELECT BALANCE SHEET DATA

                                                                            Unaudited

                      June 30, 2011                             December 31, 2010

Cash and cash equivalents        $     2,246,409

$           984,770

Total current assets

           $     4,638,713

$        3,356,036

Total assets

           $   19,511,657

$      18,561,608

Total current liabilities

           $     1,028,233

$           752,007

Total stockholders’ equity        $     9,096,422

$        8,631,599

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2011	2010	2011	2010
REVENUE:
Oil and natural gas sales	$ 1,878,413	$ 1,725,894	$ 3,575,958	$ 3,532,023
Well operational and pumping fees	17,066	17,066	34,132	34,132
Disposal fees	21,270	26,713	34,270	40,213
Total revenue	1,916,749	1,769,673	3,644,360	3,606,368

COSTS AND EXPENSES:
Production expense	649,139	548,241	1,219,827	1,048,736
Depletion and depreciation	248,000	274,000	491,000	565,000
Accretion of discount on asset retirement obligations	21,000	20,000	42,000	40,000
General and administrative	213,279	249,094	464,924	481,314
Total costs and expenses	1,131,418	1,091,335	2,217,751	2,135,050

OPERATING INCOME	785,331	678,338	1,426,609	1,471,318

OTHER INCOME (EXPENSE):
Interest income	1,181	1,544	2,019	2,560
Interest expense	(61,302)	(60,516)	(121,151)	(123,811)
Unrealized loss on commodity derivatives	(68,000)	-	(68,000)	-
Loss on sale of oil and gas properties	(10,670)	-	(10,670)	-
Miscellaneous	(6,611)	-	(6,611)	-
Total other income (expense)	(145,402)	(58,972)	(204,413)	(121,251)

INCOME BEFORE INCOME TAXES	639,929	619,366	1,222,196	1,350,067

INCOME TAX EXPENSE – CURRENT	(130,000)	(24,000)	(217,000)	(192,000)
INCOME TAX EXPENSE – DEFERRED	(99,000)	(201,000)	(217,000)	(285,000)
TOTAL INCOME TAX PROVISION	(229,000)	(225,000)	(434,000)	(477,000)

NET INCOME	$ 410,929	$ 394,366	$ 788,196	$ 873,067

EARNINGS PER SHARE:
BASIC	$ 0.05	$ 0.05	$ 0.10	$ 0.11
DILUTED	$ 0.05	$ 0.05	$ 0.10	$ 0.11

WEIGHTED AVERAGE SHARES OUTSTANDING:
BASIC	8,016,757	8,223,688	8,040,742	8,277,609
DILUTED	8,016,757	8,223,688	8,040,742	8,277,609